Exhibit 99

CACI Reports Another Record Third Quarter
and Nine Months Results and Raises Guidance

Diluted earnings per share up 34% to $0.71

Net income up 37% for the quarter to $21.6 million

Operating income up 52% for the quarter to $38.3 million

Revenue up 44% for the quarter to $414.9 million

Operating cash flow of $45.3 million in the quarter

          ARLINGTON, Va., April 20 /PRNewswire-FirstCall/ -- CACI International Inc (NYSE: CAI), a leading information technology and network solutions provider to the federal government, announced today record results for its third fiscal quarter and nine months ending March 31, 2005.  Net income for the third quarter of fiscal year 2005 (FY05) increased 37 percent, while revenue was up 44 percent compared to the third quarter of fiscal year 2004 (FY04).  For the first nine months of FY05, net income was up 44 percent.  Revenue was up 52 percent versus a year ago.  Fundings from all contract sources were up 29 percent versus the prior year.

          The increase in earnings, revenue, and fundings in the quarter resulted from continuing growth across CACI’s diversified customer base for the systems integration, engineering services, and network services offerings of the company.  Organic revenue growth for the company in the quarter was 14.7 percent.  This growth is a result of CACI’s strategic focus and concentration on national security and intelligence, the global war against terrorism, and the reshaping of the way government agencies communicate, use and disseminate information, and deliver services to the citizens.  These areas continue to be of high national priority and are expected to receive strong funding support going forward.

          Third Quarter Results Reflect Increased Operating Margin and Strong Cash Flow
          Net income for the third quarter of FY05 was $21.6 million, or $0.71 per diluted share, an increase of 37 percent over net income of $15.8 million, or $0.53 per diluted share, reported in the third quarter of FY04.  Revenue for the quarter was $414.9 million, an increase of 44 percent over third quarter FY04 revenue of $288.4 million.  Operating income in the quarter was $38.3 million, an increase of 52 percent over third quarter FY04 operating income of $25.2 million.  For the third quarter, the operating margin increased to 9.2 percent from 8.7 percent a year earlier.  Net cash provided by operations in the quarter was $45.3 million, up 76 percent versus $25.8 million in the third fiscal quarter of FY04.

          The growth of the company’s operations was driven by both ongoing and new tasking to support the mission-critical needs of CACI’s Department of Defense (DoD) and intelligence community clients.  The operating margin increase was primarily from operational efficiencies including the highly successful integration of the Defense and Intelligence Group (D&IG) purchased from American Management Systems, Inc. This improvement more than offset the costs of Sarbanes-Oxley compliance, Restricted Stock Units, and Iraq-related costs.

          Third Quarter Highlights

          Highlights for CACI’s third fiscal quarter included:

*	Organic revenue growth for the company was 14.7 percent.
*

DoD revenue increased 54 percent compared to the third fiscal quarter of FY04 primarily as a result of the acquisition of the D&IG and the continuing demand from customers such as the military intelligence community, the Army’s Communications-Electronics Command, the Defense Information Systems Agency, and the U.S. Navy.

*

Fundings from all contract sources in the quarter were $465 million, an increase of 17.5 percent over the prior year. (Fundings from all contract sources for the first nine months increased significantly to $1.368 billion, up 29 percent from last year.)

*

A total of $1.6 billion in new proposals was submitted during the quarter, reflecting a dramatic increase in bid activity, and resulting in a total of $1.9 billion in proposals currently under evaluation for award.  Contract awards in the quarter were approximately $142 million, bringing the total contract awards for the first nine months of FY05 to approximately $954 million.

*	Total debt was reduced by $20.8 million during the quarter.
*	Operating cash flow increased to $45.3 million compared to $25.8 million a year ago.
*	Operating margin improved to 9.2 percent in the quarter compared to 8.7 percent last year.
*	Days sales outstanding improved to 76 days compared to 84 days a year ago.
*

A universal shelf registration statement was filed to enable the company to offer and sell up to $400 million of common stock, preferred stock, or debt securities from time to time in one or more public offerings.

          CEO’s Commentary
          Commenting on the results, Dr. J.P. London, CACI’s Chairman, President, and Chief Executive Officer, said, “CACI had a terrific third quarter, with strong operating metrics and solid revenue growth.  Our operating profits rose significantly and we increased our operating margin.  We also experienced exceptionally strong operating cash flow during the quarter.  Our organic growth was 14.7 percent, at the high end of our 12 to 15 percent operating goal.  With these results, we are building another record year for CACI.”

          Dr. London continued, “The volume of Requests for Proposals (RFPs) from CACI’s customers and prospects has increased significantly from three months ago.  When compared with the first half of our fiscal year, we are seeing a dramatic increase in the number of opportunities to which we are responding. CACI currently has approximately $1.9 billion in proposals under evaluation for award. We also anticipate that we will submit another $4.0 billion in proposals by the end of September 2005.  Approximately $3 billion of this $5.9 billion total is expected to be awarded by the end of the government’s fiscal year ending on September 30, 2005.

          “We are also actively seeking strategic acquisitions that will further expand our customer base and enhance our capabilities.  We are accelerating our recruiting activities to expand our employee population.  We’ve experienced a very high operational pace throughout this fiscal year as a result of the increasing reliance by the federal government on contractor support from the private sector. We believe that the combination of all these positive factors should position us for a strong fiscal year 2006 (FY06: July 1, 2005) and the continued enhancement of shareholder value.  Entering next year, our operating goal remains intact:  to grow CACI in excess of 20 percent -- 12 to 15 percent organically and five to eight percent through acquisitions.”

          First Nine Months FY05 Results Put CACI on Track for Record Year
          Net income for the first nine months of FY05 was $61.9 million, or $2.03 per diluted share, an increase of 44 percent over net income of $43.0 million, or $1.44 per diluted share, reported in the first nine months of FY04. Revenue for the first nine months was $1.193 billion, an increase of 52 percent over the first nine months FY04 revenue of $787.5 million.  Operating income in the first nine months of FY05 was $110.8 million, an increase of 61 percent over the first nine months FY04 operating income of $69.0 million. For the first nine months of FY05, the operating margin increased to 9.3 percent from 8.8 percent a year earlier.  Fundings from all contract sources for the first nine months increased significantly to $1.368 billion, up 29 percent from last year.

          Revenue growth was driven by growth in support to DoD customers and our successful acquisitions.  Net cash provided by operations for the first nine months of FY05 was $75.9 million, significantly exceeding the $12.9 million for the same period of FY04, and almost equal to cash generated for all of FY04.

          CACI Increases Guidance
          The company increased its guidance for its fourth quarter and for its full year FY05.  CACI’s organic revenue growth for the full year is projected to be between 15 and 16 percent. This guidance excludes any revenue or income from additional acquisitions that might be closed prior to the end of FY05.  The table below summarizes the guidance ranges for each of those periods and shows the change over the same periods in FY04:

(In millions except for earnings per share)	Q4 FY05	Change	Total FY05	Change

Revenue	$415-$425	16%-19%	$1,608-$1,618	40%-41%
Net income	$21.8-$22.9	5%-11%	$83.7-$84.8	31%-33%
Diluted earnings per share	$0.71-$0.74	3%-7%	$2.74-$2.78	29%-31%
Diluted weighted average shares	30.9		30.5

          Investors are reminded that actual results may differ from these estimates for the reasons described below and in our filings with the Securities and Exchange Commission.

          Conference Call Information
          The company has scheduled a conference call for 8:30 AM Eastern time Thursday, April 21st, during which management will be making a brief presentation focusing on third quarter results, operating trends and its expectations. A question-and-answer session will follow to allow further discussion of the results and the company’s future expectations. Interested parties can listen to the conference call and view the accompanying exhibits over the Internet by logging on to CACI’s Internet site at http://www.caci.com at the scheduled time. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern time Thursday, April 21st, and can be accessed through CACI’s homepage (http://www.caci.com) by clicking on the CACI Investor Info button.

          About CACI
          CACI International Inc provides the IT and network solutions needed to prevail in today’s new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,500 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at http://www.caci.com.

          There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of the appeal of CACI International Inc. ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company’s Securities and Exchange Commission filings.

For investor information contact:	For other information contact:
David Dragics, Vice President,	Jody Brown, Executive Vice
Investor Relations	President, Public Relations
(703) 841-7835, ddragics@caci.com	(703) 841-7801, jbrown@caci.com

(Financial tables follow)

Summary Financial Tables

CACI International Inc
Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended

	03/31/2005	03/31/2004	03/31/2005	03/31/2004

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$414,946	$288,411	$1,193,284	$787,507
Costs and expenses
Direct costs	259,738	179,440	741,193	488,729
Indirect costs and selling expenses	108,827	79,377	317,216	217,441
Depreciation and amortization	8,075	4,382	24,072	12,384
Operating expenses	376,640	263,199	1,082,481	718,554
Operating income	38,306	25,212	110,803	68,953
Interest expense (income)	3,652	(212)	10,945	(631)
Income before income taxes	34,654	25,424	99,858	69,584
Income taxes	13,018	9,662	37,945	26,592
Net income	$21,636	$15,762	$61,913	$42,992
Basic earnings per share	$0.72	$0.54	$2.09	$1.48
Diluted earnings per share	$0.71	$0.53	$2.03	$1.44
Weighted average shares used in per share computations:
Basic	29,913	29,126	29,579	29,022
Diluted	30,681	29,935	30,459	29,875

Statement of Operations Margin Data

	Quarter Ended		Nine Months Ended

	03/31/2005	03/31/2004	03/31/2005	03/31/2004

Gross profit margin	37.4%	37.8%	37.9%	37.9%
Operating profit margin	9.2%	8.7%	9.3%	8.8%
Net profit margin	5.2%	5.5%	5.2%	5.5%

Summary Financial Tables (continued)

CACI International Inc
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	03/31/2005	06/30/2004

	(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$74,838	$63,029
Marketable securities	—	515
Accounts receivable, net
Billed	330,287	320,041
Unbilled	24,050	28,326
Total accounts receivable, net	354,337	348,367
Other current assets	21,864	20,545
Total current assets	451,039	432,456
Property and equipment, net	24,502	25,489
Goodwill & intangible assets, net	642,931	651,475
Other	49,282	44,884
Total assets	$1,167,754	$1,154,304
LIABILITIES & SHAREHOLDERS’ EQUITY:
Current liabilities
Notes payable	$3,637	$20,829
Accounts payable	27,561	37,662
Accrued compensation & benefits	78,703	72,387
Other current liabilities	76,691	93,383
Total current liabilities	186,592	224,261
Notes payable, long-term	343,746	391,401
Postretirement obligations	26,280	22,095
Other long-term liabilities	22,585	18,275
Shareholders’ equity	588,551	498,272
Total liabilities & shareholders’ equity	$1,167,754	$1,154,304

CACI International Inc
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)

	Nine Months Ended

	03/31/2005	03/31/2004

	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$61,913	$42,992
Reconciliation of net income to net cash provided by operating activities
Depreciation and amortization	24,072	12,384
Amortization of deferred financing costs	1,008	—
Stock-based compensation expense	1,908	—
Deferred income tax expense (benefit)	269	(3,173)
Changes in operating assets and liabilities
Accounts receivable	(9,913)	(39,830)
Other current assets	1,714	(5,650)
Accounts payable and accrued expenses	(18,608)	(707)
Accrued compensation & benefits	3,587	6,073
Other current liabilities	4,944	(6,568)
Other liabilities	4,991	7,426
Net cash provided by operating activities	75,885	12,947
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(6,727)	(5,598)
Purchases of businesses, net of cash acquired	(7,289)	(79,014)
Net redemptions of marketable securities	515	15,228
Other assets	(257)	(2,133)
Net cash used in investing activities	(13,758)	(71,517)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments under credit facilities	(64,847)	—
Proceeds from employee stock transactions	5,255	2,485
Proceeds from exercise of stock options	14,483	6,911
Purchase of common stock for treasury	(5,954)	(3,667)
Net cash provided by (used in) financing activities	(51,063)	5,729
Effect of exchange rates on cash and equivalents	745	1,740
Net increase (decrease) in cash and equivalents	11,809	(51,101)
Cash and equivalents, beginning of period	63,029	73,735
Cash and equivalents, end of period	$74,838	$22,634

Summary Financial Tables (Continued)

Revenue by Customer Type

	Quarter Ended

(dollars in thousands)	03/31/2005		03/31/2004		$ Change	% Change

Department of Defense	$301,505	72.6%	$195,390	67.7%	$106,115	54.3%
Federal Civilian Agencies	90,295	21.8%	74,092	25.7%	16,203	21.9%
Commercial	16,926	4.1%	14,739	5.1%	2,187	14.8%
State and Local Government	6,220	1.5%	4,190	1.5%	2,030	48.4%
Total	$414,946	100.0%	$288,411	100.0%	$126,535	43.9%

	Nine Months Ended

(dollars in thousands)	03/31/2005		03/31/2004

Department of Defense	$863,906	72.4%	$517,052	65.7%
Federal Civilian Agencies	262,495	22.0%	218,837	27.8%
Commercial	49,248	4.1%	39,417	5.0%
State and Local Government	17,635	1.5%	12,201	1.5%
Total	$1,193,284	100.0%	$787,507	100.0%

	Nine Months Ended

(dollars in thousands)	$ Change	% Change

Department of Defense	$346,854	67.1%
Federal Civilian Agencies	43,658	20.0%
Commercial	9,831	24.9%
State and Local Government	5,434	44.5%
Total	$405,777	51.5%

SOURCE  CACI International Inc
          -0-          04/20/2005
          /CONTACT:  For investor information contact:  David Dragics, Vice President, Investor Relations, +1-703-841-7835, ddragics@caci.com; or for other information contact: Jody Brown, Executive Vice President, Public Relations, +1-703-841-7801, jbrown@caci.com, both of CACI International Inc/
          /Web site:  http://www.caci.com/